SECOND AMENDMENT
                                     TO THE

                               OCEAN ENERGY, INC.
                          1996 LONG-TERM INCENTIVE PLAN

     WHEREAS, there is reserved to the Board of Directors of Ocean Energy, Inc. in Section 7 of the Ocean Energy, Inc. Long-Term Incentive Plan for Nonexecutive

Employees (the "Plan") the right to amend the Plan;

                  NOW, THEREFORE, as of the effective date of the Ocean Energy, Inc. 1998 Long-Term Incentive Plan, the Plan is hereby amended as follows:

         1.       Section 4 is amended by adding thereto the following:

                  "Notwithstanding anything in the Plan to the contrary, no Awards may be granted under the Plan on or after the effective date of this Second Amendment."

         2.       Section 6(i)(iii)(C) is amended to read as follows:

                  "Notwithstanding anything in the Plan or in an Award Agreement to the contrary, Non-Qualified Stock Options (including, without limitation, that portion of any Option denominated as an Incentive Stock Option which does not qualify as an incentive stock option under Section 422 of the Code) may be transferred by the optionee to one or more permitted transferees; provided that (i) there may be no consideration given for such transfer, (ii) the optionee (or such optionee's estate or representative) shall remain obligated to satisfy all employment tax and other withholding tax obligations associated with the exercise of the transferred Options, (iii) the optionee shall notify the Company in writing that such transfer has occurred, the identity and address of the permitted transferee and the relationship of the permitted transferee to the optionee, and (iv) such transfer shall be effected pursuant to transfer documents approved from time to time by the Company. Any permitted transferee may not further assign or transfer the transferred Option otherwise than by will or the laws of descent and distribution. Following any permitted transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable to the Option immediately prior to the transfer, provided that the term "optionee" as used in the Plan shall be deemed to refer also to each permitted transferee where required by the context. A transferred Option may only be exercised by a transferee to the same extent such Option could, at such time, be exercised by the optionee "but for" such transfer. The term "permitted transferees" shall mean one or more of the following: (i) any member of the optionee's immediately family; (ii) a trust established for the exclusive benefit of one or more members of such immediately family; (iii) a partnership in which such immediately family members are the only partners; or (iv) any other person approved from time to time by the Committee. The term "immediate family" is defined for such purpose as spouses, children, stepchildren and grandchildren, including relationships arising from adoption."

                  Except as amended by this Second Amendment, the Plan shall continue without interruption or change.

                  Dated: March 27, 1998